UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2026

MATTHEWS INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	0-09115	25-0644320
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Northshore Center, Pittsburgh, PA 15212-5851

(Address of principal executive offices) (Zip Code)

(412) 442-8200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $1.00 par value	MATW	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 11, 2026, Matthews International Corporation (the “Company”) entered into an Eighth Amendment (the “Eighth Amendment”) to the Third Amended and Restated Loan and Security Agreement (as amended, the “Credit Agreement”) by and among the Company and the banks party thereto (the “Credit Facility”).

Pursuant to the Eighth Amendment, the aggregate principal amount available under the revolving credit facility is reduced to $700 million from $750 million. The Eighth Amendment provides that the aggregate amount available under the revolving credit facility will be reduced in the event of the sale or other disposition of certain businesses, in each case by $50 million. In such event, the Company is required to make certain mandatory prepayments in connection with the related reduction. The aggregate amount available under the revolving credit facility will also be reduced in connection with the Company’s mandatory prepayment of funds received from (a) certain dividends or distributions pursuant to joint ventures or (b) net cash proceeds from certain asset sales by the Company and/or any of its subsidiaries in excess of $25 million in any fiscal year, as more fully set forth in the Eighth Amendment.

The Credit Agreement continues to allow the Company to request increases under the revolving credit facility and/or add term loans, but under the Eighth Amendment, the aggregate additional increases available for request under the Credit Facility is amended not to exceed $250 million. The Eighth Amendment further provides for the increase of the aggregate principal amount available under the term loan facility to $150 million. Repayments under the term loan shall be made in eleven (11) installments of $1,875,000, commencing on July 1, 2026 and thereafter on each October 1, January 1, April 1, and July 1 of each calendar year, in each case, plus accrued interest, with the final installment of the remaining principal balance of $129,375,000 (or such lesser principal amount if any prepayment has occurred) and accrued and unpaid interest due and payable on the term loan maturity date, which, as amended, is extended to January 31, 2029 or such earlier date on which the commitments under the Credit Facility have terminated pursuant to the Credit Agreement.

Pursuant to the Eighth Amendment, the Company has agreed to, among other things, maintain an Interest Coverage Ratio greater than or equal to: (i) 3.00 to 1.00 as of the last day of the quarter ended March 31, 2020 and as of the last day of each fiscal quarter thereafter through and including the fiscal quarter ended December 31, 2025; (ii) 2.50 to 1.00 as of the last day of the quarter ending March 31, 2026; (iii) 2.75 to 1.00 as of the last day of the quarter ending June 30, 2026; and (iv) 3.00 to 1.00 as of the last day of the quarter ending September 30, 2026, and as of the last day of each quarter thereafter, in each case of the foregoing, for the period equal to the four (4) consecutive quarters then ending, as more fully set forth in the Eighth Amendment.

The Eighth Amendment also modifies the definition of “EBIT,” which is a factor in calculating the Company’s Leverage Ratio (as defined in the Credit Agreement), to increase EBIT by 50% of the amount of any cash dividends or distributions paid to the Company during any applicable period of determination with respect to the Propelis Joint Venture (as defined in the Credit Agreement), subject to certain limitations set forth in the Credit Agreement. The Credit Agreement was further modified to remove or update references to subsidiaries and related terms for which the Company has disposed of the entities or assets thereof, as applicable, along with references to offerings of notes and related terms for which the applicable securities the Company has redeemed.

Except as set forth in the Eighth Amendment, all other material terms of the Credit Agreement, including, but not limited to, the rate at which borrowings under the Credit Facility bear interest and the Company’s Leverage Ratio, remain unchanged and continue in full force and effect.

The foregoing summaries of the Eighth Amendment, the Credit Agreement and the Credit Facility are not complete and are qualified in their entirety by reference to the full text of the Eighth Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in items 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Eighth Amendment to Third Amended and Restated Loan Agreement

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTHEWS INTERNATIONAL CORPORATION
(Registrant)

By:	/s/ Daniel E. Stopar
Daniel E. Stopar
Chief Financial Officer and Treasurer

Date: February 17, 2026

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